PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290
                                                                                                                                                                                      Exhibit 99.1
Release date: April 30, 2015	Contact: Steven F. Nicola
Chief Financial Officer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2015 SECOND QUARTER
•	REVENUES INCREASE 41.5% TO $349.4 MILLION
•	ADJUSTED EARNINGS INCREASE TO $0.67 PER SHARE, COMPARED TO $0.62 LAST YEAR
•	GAAP EARNINGS OF $0.29 PER SHARE, INCLUDES ACQUISITION INTEGRATION COSTS
•	INTEGRATION OF SCHAWK, INC. ("SGK") REMAINS ON TRACK

PITTSBURGH, PA, APRIL 30, 2015 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and six months ended March 31, 2015.

Net income attributable to the Company for the quarter ended March 31, 2015 was $9.6 million, or $0.29 per share.  On a non-GAAP adjusted basis, earnings for the fiscal 2015 second quarter were $0.67 per share (a reconciliation of non-GAAP financial information is provided in the table below).  Net income attributable to the Company for the same quarter last year was $11.3 million, or $0.41 per share.  On a non-GAAP adjusted basis, earnings for the second fiscal quarter last year were $0.62 per share.  The increase in earnings per share on a non-GAAP adjusted basis primarily reflected the impact of the acquisition of Schawk, Inc. ("SGK") and the Company's consolidated sales growth.  In addition, current period earnings included costs in connection with the integration of the SGK acquisition, including the write-off of certain intangible assets.  Non-GAAP adjustments also reflected an increase in intangible amortization expense as a result of the SGK acquisition.  Non-GAAP adjustments a year ago included costs in connection with the Company's strategic initiatives and expenses in connection with a litigation matter in the Memorialization segment.

The Company's consolidated sales for the quarter ended March 31, 2015 were $349.4 million, compared to $246.8 million a year ago, representing an increase of 41.5%.  Higher sales for the current period resulted from the acquisition of SGK and sales growth in all of the Company's principal business segments.  Changes in foreign currency exchange rates had an unfavorable impact of $15.3 million on the Company's current quarter consolidated sales compared to a year ago.

Matthews International Corporation                                                                                                                                              2 of 6  April 30, 2015

Net income attributable to the Company for the six months ended March 31, 2015 was $24.5 million, or $0.74 per share.  On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2015 were $1.22 per share.  Net income attributable to the Company for the comparable year-to-date period last year was $19.2 million, or $0.70 per share.  On a non-GAAP adjusted basis, earnings for the same period a year ago were $1.03 per share.  The increase in earnings per share on a non-GAAP adjusted basis primarily reflected the impact of the acquisition of Schawk, Inc. ("SGK") and the Company's consolidated sales growth.  In addition, current year-to-date earnings included costs in connection with the integration of the SGK acquisition, including the write-off of certain intangible assets, and a net gain on the settlement of the litigation matter in the Memorialization segment.  Non-GAAP adjustments for the current period also reflected costs in connection with the Company's strategic initiatives and an increase in intangible amortization expense as a result of the SGK acquisition.  Non-GAAP adjustments a year ago included costs in connection with the Company's strategic initiatives and expenses in connection with the litigation in the Memorialization segment.

The Company's consolidated sales for the six months ended March 31, 2015 were approximately $693.0 million, compared to $476.8 million a year ago, representing an increase of 45.3%.  Higher sales for the current period resulted from the acquisition of SGK and sales growth in all of the Company's principal business segments.  Changes in foreign currency exchange rates had an unfavorable impact of $22.5 million on the Company's current year-to-date consolidated sales compared to a year ago.

Beginning October 1, 2014, the Company realigned its operations into three reporting segments, SGK Brand Solutions, Memorialization, and Industrial. The SGK Brand Solutions segment is comprised of the graphics imaging business, including Schawk, and the merchandising solutions operations.  The Memorialization segment is comprised of the Company's cemetery products, funeral home products and cremation operations.  The Industrial segment is comprised of the Company's marking and automation products and fulfillment systems.

Sales for the SGK Brand Solutions segment were $191.7 million for the quarter ended March 31, 2015, compared to $98.3 million for the same quarter a year ago, primarily resulting from incremental sales from the acquisition of SGK (completed in July 2014).  In addition, the segment reported sales growth in the European graphics market and higher sales of merchandising displays.  Changes in foreign currency exchange rates had an unfavorable impact of $11.7 million on the segment's current quarter sales compared to a year ago.

Memorialization segment sales for the fiscal 2015 second quarter were $130.3 million, compared to $125.7 million for the same quarter a year ago.  The segment reported higher unit sales of caskets and memorial products (bronze and granite) during the current quarter.  In addition, sales of cremation equipment in North America increased during the fiscal 2015 second quarter.

Matthews International Corporation                                                                                                                 3 of 6  April 30, 2015

The Industrial segment reported sales of $27.4 million for the quarter ended March 31, 2015, compared to $22.8 million for the same quarter last year.  The increase of $4.6 million, or 20%, primarily resulted from higher sales of warehouse control systems and increased unit volume of marking products.

In discussing the Company's results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

"The Company posted very solid operating results for the fiscal 2015 second quarter.  Sales growth was reported by each of our business segments and the acquisition of SGK contributed significantly to our improved performance.  In addition, despite unfavorable foreign currency changes from a year ago, which we estimate had a negative impact of $0.03 for the current quarter ($0.04 per share year-to-date) compared to a year ago, we reported adjusted earnings of $0.67 per share for the current quarter, compared to $0.62 a year ago.  Excluding the currency impact, this represented an increase of approximately 13% in adjusted earnings per share over the second fiscal quarter last year.

"Our operating cash flow continues to be strong.  We are devoting significant resources to the SGK integration effort, and we still have been able to reduce our consolidated debt level by over $65 million since the acquisition date.  In addition, the Board raised our annual dividend rate by 18% in November 2014 and the Company has repurchased approximately 213,000 ($9.9 million) shares of our stock during this fiscal year."

Mr. Bartolacci further stated:  "The SGK integration is progressing well.  Based on the efforts of our integration teams, we remain confident in our ability to achieve our synergy objectives.  Due to the size of this acquisition and the projected synergy benefits from integration, this effort is expected to continue for an extended period of time.  The costs associated with this integration, and acquisition step-up expense, will impact our results for fiscal 2015.  Consistent with our practice, we will identify these costs on a quarterly basis as incurred."

Matthews International Corporation                                                                                                                 4 of 6  April 30, 2015

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and delivery (consisting of brand management, printing plates and cylinders, pre-media services and imaging services for consumer packaged goods and retail customers, merchandising display systems, and marketing and design services); cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company's control.

Matthews International Corporation                                                                                                                 5 of 6  April 30, 2015

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Sales	$349,394	$246,837	$692,978	$476,782
Cost of sales	(221,699)	(156,657)	(440,613)	(305,226)
Gross profit	127,695	90,180	252,365	171,556
Selling and administrative expenses	(108,420)	(69,637)	(207,505)	(136,334)
Operating profit	19,275	20,543	44,860	35,222
Other income (deductions), net	(5,470)	(2,642)	(10,967)	(5,334)
Income before income taxes	13,805	17,901	33,893	29,888
Income taxes	(4,377)	(6,650)	(9,629)	(10,731)
Net Income	9,428	11,251	24,264	19,157
Non-Controlling Interests	148	82	263	90
Net Income attributable to Matthews	$9,576	$11,333	$24,527	$19,247
Earnings per Share – Diluted	$0.29	$0.41	$0.74	$0.70
Earnings per Share – non-GAAP *	$0.67	$0.62	$1.22	$1.03

*   See the reconciliation of non-GAAP financial information provided in the table below

Matthews International Corporation                                                                                                                 6 of 6  April 30, 2015

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").  Certain of this information are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company's operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company's GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended March 31,		Six MonthsEnded March 31,
	2015	2014	2015	2014
Earnings per share, as reported	$0.29	$0.41	$0.74	$0.70
Acquisition-related items	0.16	0.11	0.29	0.11
Intangible asset write-offs	0.10	-	0.10	-
Litigation matter	-	0.01	(0.18)	0.02
Strategic initiatives and other charges	-	0.04	0.02	0.09
Pension and postretirement expense (1)	0.03	0.02	0.06	0.05
Intangible amortization expense	0.09	0.03	0.19	0.06
Earnings per share, as adjusted	$0.67	$0.62	$1.22	$1.03

Note:  All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.